Exhibit 11.2


                               EARNINGS PER SHARE
                           FULLY DILUTED COMPUTATION
             ($ in millions, except share and per share amounts)


                                                  Three Months Ended
                                                       September 30,
                                                       ------------
                                                   1996        1995
                                                   ----        ----
Basis for computation of earnings per
 common and common equivalent shares:
  Earnings from continuing operations             $ 36.1      $ 35.7
  Deduct dividends on 4 Percent cumulative
   preferred stock                                   (.1)        (.1)
                                                  -------     -------
  Earnings from continuing operations
   available to common shareholders                 36.0        35.6
  Discontinued operations                            (.7)        3.5
                                                  -------    -------
  Available for common shareholders               $ 35.3      $ 39.1
                                                  =======     =======



Number of shares:
  Weighted average shares outstanding          74,231,367  76,712,609
  Shares issuable upon exercise of stock
   options, net of shares assumed to be
   repurchased                                  1,567,034   1,386,320
                                               ----------  ----------
                                               75,798,401  78,098,929
                                               ==========  ==========

Earnings per common share:
  Continuing operations                              $.48        $.46
  Discontinued operations                            (.01)        .04
                                                     ----        ----

  Net earnings                                       $.47        $.50
                                                     ====        ====